UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2016

Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-35525	33-0029027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Columbia

Aliso Viejo, California 92656

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 362-5800

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other events.

As previously reported, on September 10, 2015, Smith Micro Software, Inc. (the “Company”) received written notice from Nasdaq notifying the Company that it was not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on The Nasdaq Global Market, because the bid price of the Company’s common stock had closed below the minimum $1 per share for 30 consecutive business days. In accordance with Nasdaq listing rules, the Company was afforded 180 calendar days, or until March 8, 2016, to regain compliance with Nasdaq Listing Rule 5450(a)(1). On March 9, 2016, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(ii), Nasdaq granted Smith Micro an additional 180 calendar days, or until September 6, 2016, to regain compliance with the minimum bid price requirement of $1 per share for continued listing on Nasdaq. At the same time, the Company applied, and was granted, to transfer the listing of its stock from the Nasdaq Global Market to the Nasdaq Capital Market, which became effective at the opening of trading on March 11, 2016.

On August 31, 2016, Smith Micro received a letter from Nasdaq stating that since the closing bid price of the Company’s common stock had been greater than $1.00 for the last 10 consecutive business days, from August 17 to August 30, 2016, they determined that Smith Micro was in compliance with Listing Rule 5550(a)(2) and that this matter was now closed.

A copy of the press release issued by the Company with respect to this matter is attached hereto as Exhibit 99.1 of this Current Report.

Item 9.01. Financial Statements and Exhibits.

9.01(d) Exhibits.

99.1	Press Release dated September 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH MICRO SOFTWARE, INC.

Date: September 1, 2016	/s/ Steven M. Yasbek
Steven M. Yasbek
Vice President and Chief Financial Officer

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